Exhibit 4(e)

AMENDED AND RESTATED TRUST AGREEMENT

This AMENDED AND RESTATED TRUST AGREEMENT, dated as of October 31, 2006 (this "Agreement"), among (i) The Bear Stearns Companies Inc., a Delaware corporation, as depositor (the "Depositor"), (ii) The Bank of New York, a New York banking corporation, as the Property Trustee (the "Property Trustee"), and (iii) The Bank of New York (Delaware), a Delaware banking corporation, as the Delaware Trustee (the "Delaware Trustee") (the Property Trustee and the Delaware Trustee being jointly referred to herein as the "Trustees"). The Depositor and the Trustees hereby agree to amend and restate in its entirety the Trust Agreement of Bear Stearns Capital Trust V (the "Trust"), dated as of November 4, 1998, as follows:

1.The Trust shall continue to be known as "Bear Stearns Capital Trust V" in which name the Trustees or the Depositor to the extent provided herein, may engage in the transactions contemplated hereby, make and execute contracts, and sue and be sued on behalf of the Trust.

2. The Depositor previously assigned, transferred, conveyed and set over to the Trust the sum of $10.00. Such amount constitutes the initial trust estate. It is the intention of the parties hereto that the Trust continued hereby constitute a statutory trust under Chapter 38 of' Title 12 of the Delaware Code, 12 Del. C.§ 3801, et seq. (the "Trust Act"), and that this document constitute the governing instrument of the Trust. The Trustees, or either one of them, are hereby authorized and directed to execute and file a restated certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Trust Act.

3. The Depositors, the Trustees and others will enter into a further amended and restated Trust Agreement, satisfactory to each such party and substantially in the form included as an exhibit to the 1933 Act Registration Statement (as defined below), to provide for the contemplated operation of the Trust created hereby and the issuance of the preferred securities (the "Preferred Securities") and common securities referred to therein (collectively, the "Trust Securities"). Prior to the execution and delivery of such restated Trust Agreement, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

4. The Depositor, as agent of the Trust, is hereby authorized (i) to file with the Securities and Exchange Commission (the " Commission ") and execute, in each case on behalf of the Trust, (a) the Registration Statement on Form S-3 (the "1933 Act Registration Statement"), including any pre-effective or post-effective amendments to the 1933 Act Registration Statement, relating to the registration under the Securities Act of 1933, as amended, of the preferred securities of the Trust, and (b) a Registration Statement on Form 8-A (the "1934 Act Registration Statement") (including all pre-effective and post-effective amendments thereto) relating to the registration of the preferred securities of the Trust under the Securities Exchange Act of 1934, as amended; (ii) to file with the New York Stock Exchange, Inc. or any other national stock exchange or The Nasdaq National Market (each, an "Exchange") and execute on behalf of the Trust one or more listing applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Preferred Securities to be listed on any of the Exchanges; (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the preferred securities under the securities or blue sky laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the preferred securities of the Trust; and (v) to negotiate and execute on behalf of the Trust one or more underwriting agreements, in customary form, relating to the Preferred Securities.

It is hereby acknowledged and agreed that in connection with any document referred to in clauses (i), (ii) and (iii) above, the Trustees, in their capacities as trustees of the Trust, shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the Commission, the Exchanges or state securities or blue sky laws, and in such case only to the extent so required.

5. This Trust Agreement may be executed in one or more counterparts.

6. The number of Trustees initially shall be two (2), and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of Trustees; provided, however, that to the extent required by the Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any Trustee at any time. The Trustees may resign upon thirty (30) days' prior notice to the Depositor, but such resignation shall not be effective until the Depositor has appointed a successor trustee and such successor trustee shall become a Trustee hereunder

7. (a) The Trustees and their officers, directors, agents and servants (collectively, the "Fiduciary Indemnified Persons") shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Depositor, the Trustees or any holder of the Trust Securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Trust Agreement or by law, except that the Fiduciary Indemnified Persons shall be liable for any such loss, damage or claim incurred by reason of the Fiduciary Indemnified Person's negligence, bad faith or willful misconduct with respect to such acts or omissions.

(b) The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believe are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to holders of Trust Securities might properly be paid.

(c) The Depositor agrees, to the fullest extent permitted by applicable law, (i) to indemnify and hold harmless each Fiduciary Indemnified Person, or any of its officers, directors, shareholders, employees, representatives or agents, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust, except that no Fiduciary Indemnified Persons shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Fiduciary Indemnified Persons by reason of negligence, bad faith or willful misconduct with respect to such acts or omissions, and (ii) to advance expenses (including reasonable legal fees) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection. Promptly after receipt by a Fiduciary Indemnified Person of notice of the commencement of any action, such Fiduciary Indemnified Person will, if a claim in respect thereof is to be made against the Depositor under this clause (c), notify the Depositor in writing of the commencement thereof, provided that failure to give such prompt notice shall not impair the obligations of the Depositor hereunder except to the extent that such failure to provide notice materially prejudices the Depositor. The Depositor shall be entitled to appoint counsel of the Depositor's choice at the Depositor's expense to represent the Fiduciary Indemnified Persons in any action for which indemnification is sought; provided, however, that such counsel shall be satisfactory to the Fiduciary Indemnified Persons. The Depositor will not, without the prior written consent of the Fiduciary Indemnified Persons, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought unless such settlement, compromise or consent includes an unconditional release of each Fiduciary Indemnified Person from all liability arising out of such claim, action, suit or proceeding.

8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

THE BEAR STEARNS COMPANIES INC., as Depositor

By:	/s/ SAMUEL L. MOLINARO JR.
Samuel L. Molinaro Jr. Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK, as Property Trustee

By:	/s/ VAN K. BROWN
Van K. Brown Vice President

THE BANK OF NEW YORK (DELAWARE), as Delaware Trustee

By:	/s/ KRISTINE K. GULLO
Kristine K. Gullo Vice President